EXHIBIT 10.21

Insider Trading Policy

First Real Estate Investment Trust of New Jersey, Inc.

1. PURPOSE

To prevent the misuse of material, nonpublic information about First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”) or other publicly traded companies obtained by virtue of your position at FREIT. This Insider Trading Policy applies (i) to directors, officers and employees of FREIT; (ii) the directors, officers and certain employees of Hekemian & Co., Inc., the Managing Agent of FREIT, who have access to FREIT’s non-public information; and (iii) the parties identified in the paragraph that immediately follows this paragraph (individually an “Affected Party” and collectively, the “Affected Parties”).

This policy also applies to:

•	immediate family members who live with you or use your address as their regular address (e.g., spouse, domestic partner, minor children, college students, parents, grandparents, grandchildren, siblings and in-laws);

•	trusts, if you are: (1) a trustee who has or shares investment control of the trust securities and you or a member of your immediate family (whether or not they live with you) has an economic interest in the trust securities; (2) a beneficiary who has or shares investment control; or (3) a person who has the power to revoke the trust; and

•	partnerships or other entities over which you have a controlling influence.

2. REQUIREMENTS

A.	Prohibition Against Trading While in Possession of Material, Nonpublic Information

As an Affected Party, you may have access to financial, business and other information about FREIT or other companies. When you possess information about FREIT that is both material and nonpublic, the securities laws and FREIT prohibit you from buying or selling FREIT securities.

Similarly, when you possess material, nonpublic information about any publicly traded company that you acquired through your role at FREIT or at Hekemian & Co., Inc., including but not limited to, information relating to a FREIT tenant, a partner of FREIT, or a competitor of FREIT, the securities laws and FREIT prohibit you from buying or selling securities in that company.

•	Information is ‘material’ if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell that company's securities.

•	Information is ‘nonpublic’ if it has not been broadly communicated to the marketplace in a manner making it generally available to the investing public. Rumors, even if true and widely reported in the media, do not constitute public disclosure unless publicly confirmed by the company to which it relates.

By way of example, material nonpublic information includes financial results, internal projections, and transactions outside of the ordinary course of business, such as a pending acquisition or disposition.

Material information can be good news or bad news, and can relate to any aspect of FREIT’s business. The law prohibits making profits and avoiding losses by using material, nonpublic information.

B. Prohibition Against Disclosing Material, Nonpublic Information to Others

Do not disclose material, nonpublic information about FREIT, or another publicly traded company, to anyone else. This is considered illegal ‘tipping’ and you could be held liable under federal law even if you yourself did not make a trade.

Do not recommend or suggest that anyone else trade the securities of any company, including FREIT, even if you do not disclose the material, nonpublic information.

C. Exceptions to The Prohibitions

There are a few situations where transactions in securities are not prohibited even if you have material, nonpublic information.

•	Exercising options, if you pay the exercise price and withholding taxes in cash. Again, you may sell your shares only at a time when you do not have material, nonpublic information.

•	Trades made pursuant to a predetermined, written Rule 10b5-1 Trading Plan.

D. Blackout Trading Periods

To adhere to, and not run afoul of the insider trading rules, the FREIT Board of Directors has established certain blackout periods when no person(s) with access to insider information may trade in FREIT’s stock. To avoid any conflicts with the insider-trading rules, there are periods when trading in FREIT’s stock is prohibited. Affected Parties are subject to adhering to the blackout period rules. You will be notified when a blackout period is starting – and no trading allowed – and when it ends – and personal trading of FREIT shares is allowed. There are additional restrictions applicable to officers and directors of FREIT and Hekemian & Co., Inc. that are set forth in the following paragraph.

Affected Parties who are directors or officers of FREIT or Hekemian & Co., Inc. are subject to additional trading restrictions because they may become aware of, among other things, operating results and other financial information before it is disclosed to the public. Trading in FREIT securities is generally prohibited under FREIT’s insider trading policy beginning with the opening of trading on the first full trading day of the third month of each of FREIT’s fiscal quarters until the third full trading day following FREIT’s public release of quarterly or annual earnings, as applicable. FREIT may also institute additional “black-out” periods during which no trades may be made.

If you have any inquiries about this policy or how it applies under certain circumstances, please contact the Chairman of the Audit Committee of FREIT’s Board of Directors.

Any person who knows of, or believes there is, a violation of this policy must report the violation immediately to the Chairman of the Audit Committee of FREIT’s Board of Directors.

Violation of this policy may result in disciplinary action, up to and including immediate termination of employment. Affected Parties who engage in insider trading or tipping may also be subject to civil and criminal fines, as well as imprisonment.